Exhibit 99.1

News Release
FIRST FINANCIAL CORPORATION
One First Financial Plaza, Terre Haute, Indiana 47807 (812) 238-6000

For more information contact:
July 19, 2007	Michael A. Carty at (812) 238-6264
First Financial Corporation Reports Earnings Increase
First Financial Corporation (NASDAQ:THFF) today announced a 7.6% increase in net income for the six months ending June 30, 2007 over the same period of 2006. Net income for the period was $12.8 million or $.97 per average share compared to $11.9 million or $.90 per average share for the six months ending June 30, 2006. Net income for the quarter ending June 30, 2007 was $6.4 million, essentially unchanged for the same period of 2006. The earnings per average share rose to $.49 compared to $.48 per average share reported for the three months ended June 30, 2006.
For the quarter, net interest income increased to $18.6 million compared to $18.5 million for the same period of 2006. Non-interest income for the three months ending June 30, 2007 improved to $7.5 million compared to $7.2 million for the three months ending June 30, 2006, while non-interest expense decreased to $16.1 million compared to $16.2 million in 2006.

For the three and six months ended June 30, 2007, the Corporation’s provision for loan losses was $1.2 million and $2.9 million respectively compared to the $0.6 million and $2.8 million for the three and six months ended June 30, 2006.
At June 30, 2007, deposits of the Corporation increased $11.3 million from the same date in 2006. Loans increased for the same period by $25.0 million. For the 19th consecutive year the Corporation increased dividends to the shareholders. A dividend of $.43 per share was declared during the second quarter and reduced shareholders’ equity $5.7 million.
First Financial Corporation is the holding company for First Financial Bank NA in Indiana and Illinois, The Morris Plan Company of Terre Haute and Forrest Sherer Inc.

FIRST FINANCIAL CORPORATION
Financial Ratios for the Quarter and Six Months Ended June 30 2007
(Dollar amounts in thousands except per share data)

	06/30/07	06/30/06	$Change	% Change

Year to Date Information:

Net Income	$12,836	$11,934	$902	7.56%
Earnings Per Average Share	$0.97	$0.90	$0.07	7.78%
Return on Assets	1.18%	1.11%	0.07%	6.31%
Return on Equity	9.29%	8.75%	0.54%	6.17%
Net Interest Margin	3.89%	3.92%	-0.03%	-0.77%
Net Interest Income	$37,022	$36,907	$115	0.31%
Non-Interest Income	$15,676	$14,628	$1,048	7.16%
Non-Interest Expense	$32,166	$32,427	($261)	-0.80%
Loan Loss Provision	$2,930	$2,848	$82	2.88%
Net Charge Offs	$3,750	$2,745	$1,005	36.61%
Efficiency Ratio	58.68%	60.07%	-1.39%	-2.32%

Quarter to Date Information:

Net Income	$6,413	$6,425	($12)	-0.19%
Earnings Per Average Share	$0.49	$0.48	$0.01	2.08%
Return on Assets	1.17%	1.19%	-0.02%	-1.68%
Return on Equity	9.21%	9.41%	-0.20%	-2.13%
Net Interest Margin	3.87%	3.90%	-0.03%	-0.77%
Net Interest Income	$18,565	$18,511	$54	0.29%
Non-Interest Income	$7,529	$7,205	$314	4.35%
Non-Interest Expense	$16,108	$16,211	($103)	-0.64%
Loan Loss Provision	$1,240	$645	$595	92.25%
Net Charge Offs	$1,721	$1,359	$362	26.64%
Efficiency Ratio	59.27%	60.15%	-0.87%	-1.45%

Balance Sheet:

Assets	$2,220,294	$2,177,763	$42,531	1.95%
Deposits	$1,510,818	$1,499,474	$11,344	0.76%
Loans	$1,411,166	$1,386,137	$25,029	1.81%
Shareholders’ Equity	$269,795	$267,076	$2,719	1.02%
Book Value Per Share	$20.50	$20.13	$0.37	1.83%
Average Assets	2,181,863	2,148,024	$33,839	1.58%